Exhibit 99.3

EMPLOYEE FAQs

TRANSACTION DETAILS:

Q: Why are we merging our operations with GM?

A: This transaction provides AmeriCredit with significant opportunities to increase loan originations and grow our business. Specifically we will be able to leverage proprietary data that GM has on its dealers to develop joint marketing opportunities and expand our product offerings by rebuilding our leasing platform. Our non-GM dealer relationships will continue to be a key part of our growth plan.

Q: What are the terms of the agreement?

A: AmeriCredit’s Board of Directors has agreed to sell AmeriCredit Corp. to a subsidiary of General Motors at $24.50 per share in cash. All AmeriCredit shares held by you, including in your 401K plan, will be converted into cash upon closing of the transaction.

Q: What happens now?

A: AmeriCredit’s and GM’s boards of directors have approved the acquisition. This transaction will require the approval of AmeriCredit’s shareholders, which is expected to be obtained by December 31, 2010. Assuming the acquisition is approved, AmeriCredit will become a subsidiary of GM. At that time, our Board of Directors will be dissolved and our stock will no longer trade.

Q: What will the reporting structure look like?

A: The Executive Team will continue to lead AmeriCredit. Dan Berce will report to Chris Liddell, Vice Chairman and Chief Financial Officer of GM.

Q: What will happen to our employees?

A: We do not anticipate any reductions-in-force as a result of this transaction.

HUMAN RESOURCES/BENEFITS:

Q: What happens to our equity grants?

A: All unvested stock grants will vest immediately upon closing of the transaction and will be converted to cash. All vested stock options will be converted to cash at $24.50 per share, net of applicable exercise price and fees.

Q: What happens to our ESPP purchases?

A: Any ACF stock that you currently own will be cashed out at $24.50. Contributions made through the closing date of the transaction for the upcoming December ESPP purchase will be cashed out at the transaction price of $24.50 per share less your purchase price. The ESPP program will be discontinued subsequent to the closing of the transaction. Note that under the current ESPP program guidelines, you may decrease but can not increase your contribution percentage to the ESPP between enrollment periods.

Q: What will our future annual cash incentive plans look like?

A: We expect to maintain the same annual incentive plan design and bonus opportunities. We will work with GM to design our performance metrics for the upcoming year.

Q: Will health and insurance benefits change?

A: No, we will retain our health and insurance benefits. Our annual enrollment process will begin this Fall.

Q: Will our 401K plan change?

A: No, the 401K plan is not expected to change. Any AmeriCredit stock will be converted to cash at the closing of the transaction and plan participants will have an opportunity to reallocate the funds to their choice of investment options.

Q: Will we be able to participate in the GM Employee pricing program on purchases of GM vehicles?

A: Yes, GM employee pricing will be available for AmeriCredit employees after the closing of the transaction.

Q: Will years of service for ACF for benefits purposes be transferred to GM?

A: Yes.

Q: Do we continue on with our performance review, salary review, budget process and other projects that are currently outstanding?

A: Yes, our current processes will continue as scheduled.

Q: Will our physical locations change?

A: No, we do not anticipate any changes to our office locations.